UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2019

IAA, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-38580	83-1030538
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Westbrook Corporate Center, Suite 500 Westchester, Illinois		60154
(Address of principal executive offices)		(Zip code)

(708) 492-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	IAA	New York Stock Exchange

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement

On June 28, 2019, IAA entered into a credit agreement (the “Credit Agreement”), by and among IAA, the several banks and other financial institutions or entities from time to time party thereto as lenders, the issuing lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”). The Credit Agreement provides for, among other things: (i) a seven-year senior secured term loan facility in an aggregate principal amount of $800 million (the “Term Loan Facility”) and (ii) a five-year revolving credit facility in an aggregate principal amount of $225 million (the “Revolving Credit Facility,” and together with the Term Loan Facility, the “Credit Facility”). The Revolving Credit Facility also includes a $50 million sub-limit for issuance of letters of credit and a $50 million sublimit for swing line loans, which can be borrowed on same-day notice.

Proceeds of the Term Loan Facility have been used to finance the transactions relating to the separation of IAA from KAR and the distributions related thereto and any remaining proceeds will be used by IAA and its subsidiaries for ongoing working capital needs and general corporate purposes. The Revolving Credit Facility may be used for ongoing working capital needs and general corporate purposes for IAA and its subsidiaries. As of the date of this filing, IAA has not drawn any amounts under the Revolving Credit Facility.

As set forth in the Credit Agreement, the Term Loan Facility will bear interest at an adjusted LIBOR rate plus 2.25% (or at IAA’s election, Base Rate (as defined in the Credit Agreement)) plus 1.25%.  Loans under the Revolving Credit Facility will bear interest at an amount equal to the rate calculated based on the type of borrowing (either adjusted LIBOR or Base Rate) and IAA’s Consolidated Senior Secured Net Leverage Ratio (as defined in the Credit Agreement), with such rate ranging from 2.25% to 1.75% for adjusted LIBOR loans and from 1.25% to 0.75% for Base Rate loans. IAA will also pay a commitment fee between 25 to 35 basis points, payable quarterly, on the average daily unused amount of the Revolving Credit Facility based on IAA’s Consolidated Senior Secured Net Leverage Ratio, from time to time.

The obligations of IAA under the Credit Facility are guaranteed by certain of IAA’s domestic subsidiaries (the “Subsidiary Guarantors”) and are secured by substantially all of the assets (subject to certain exceptions) of IAA and the Subsidiary Guarantors, including but not limited to pledges of and first priority perfected security interests in 100% of the equity interests of the Subsidiary Guarantors and 65% of the equity interests of certain of the Subsidiary Guarantors’ first tier foreign subsidiaries. The Credit Agreement contains affirmative and negative covenants that are usual and customary for a senior secured credit agreement. The negative covenants include, among other things, limitations on asset sales, mergers and acquisitions, indebtedness, liens, dividends, investments and transactions with IAA’s affiliates. The Credit Agreement also requires IAA to maintain a maximum Consolidated Senior Secured Net Leverage Ratio not to exceed 3.50 to 1.00 as of each test date on which any Revolving Loans (as defined in the Credit Agreement) are outstanding.

The foregoing description of the Credit Agreement set forth under this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1 and which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under the heading “Credit Agreement” in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1
Credit Agreement, dated as of June 28, 2019, among IAA, Inc., the several banks and other financial institutions or entities from time to time party thereto as lenders, the issuing lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IAA, Inc.

Dated: June 28, 2019	By:	/s/ Vance C. Johnston
	Name:	Vance C. Johnston
	Title:	Executive Vice President, Chief
Financial Officer and Treasurer